                                                Filed pursuant to Rule 424(b)(3)
                                                    to Registration Statement on
                                                     Form F-3, File No. 333-6132

PROSPECTUS                                                  [LOGO]

                            TRANSCANADA CORPORATION

                             DIVIDEND REINVESTMENT
                                      AND
                              SHARE PURCHASE PLAN

By this Prospectus, TransCanada offers to shareholders who are residents of the United States of America TransCanada's common shared under its Dividend Reinvestment and Share Purchase Plan (the "Plan").

    - Common shareholders of TransCanada Corporation (the "Corporation" or "TransCanada") may elect to reinvest their cash dividends in additional common shares of TransCanada.

    - Preferred shareholders of TransCanada PipeLines Limited ("TCPL") may elect, until such time as their participation is no longer permitted under securities law, to reinvest their cash dividends in common shares of TransCanada.

    - Common shares purchased with reinvested cash dividends are acquired at 100% of the weighted average purchase price or, at TransCanada's option, at 100% of the Average Market Price (see "Price of Additional Common Shares") or, at TransCanada's option, and as determined by the Board of Directors, may be subject to a discount of up to 5% of the Average Market Price if issued from the treasury of the Corporation (See "Price of Additional Common Shares" on page C-4).

    - Participants in the Plan may make optional cash payments of up to Cdn. $10,000 or U.S. $7,000 per quarter to purchase additional common shares at 100% of the weighted average purchase price or, at TransCanada's option, at 100% of the Average Market Price.

TransCanada's common shares are listed on the New York Stock Exchange (Symbol: TRP).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 19, 2003.

                               TABLE OF CONTENTS

This Prospectus includes the Canadian brochure with respect to the Plan starting at page C-1 and the Additional Information for shareholders who are residents of the United States of America starting at page S-1.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN.............     C-1
Features of the Dividend Reinvestment and Share Purchase
  Plan....................................................     C-1
Purpose...................................................     C-2
Participation.............................................     C-2
Method of Purchase........................................     C-3
Price of Additional Common Shares.........................     C-4
Costs.....................................................     C-5
Statements of Account.....................................     C-5
Share Certificates........................................     C-5
Termination of Participation..............................     C-6
Disposition of Shares Held in Certificate Form............     C-7
Rights Offerings..........................................     C-7
Stock Dividends and Stock Splits..........................     C-7
Share Voting..............................................     C-7
Responsibilities of the Corporation and the Trustee.......     C-7
Amendment, Suspension or Termination of the Plan..........     C-8
Notices...................................................     C-8
Tax Considerations........................................     C-9
  Residents of Canada.....................................     C-9
  Non-Residents of Canada.................................    C-10
Use of Proceeds...........................................    C-10

ADDITIONAL INFORMATION FOR RESIDENTS OF THE UNITED STATES
OF AMERICA................................................     S-1
Tax Considerations for United States Citizens or
  Residents...............................................     S-1
  Canadian Non-Resident Tax...............................     S-1
  United States Federal Taxes.............................     S-2
Available Information.....................................     S-3
Incorporation of Certain Documents by Reference...........     S-3
Enforceability of Certain Liabilities.....................     S-5
Experts...................................................     S-5
Legal Matters.............................................     S-6

                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

FEATURES OF THE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN INCLUDE THE
FOLLOWING:

    - Common shareholders of TransCanada Corporation (the "Corporation" or "TransCanada") may elect to reinvest their cash dividends in additional common shares of TransCanada;

    - Preferred shareholders of TransCanada PipeLines Limited ("TCPL") may elect, until such time as their participation is no longer permitted under securities law, to reinvest their cash dividends in common shares of TransCanada;

    - Common shares purchased with reinvested cash dividends are acquired at 100% of the weighted average purchase price or, at TransCanada's option, at 100% of the Average Market Price (see "Price of Additional Common Shares") or, at TransCanada's option, and as determined by the Board of Directors, may be subject to a discount of up to 5% of the Average Market Price if issued from the treasury of the Corporation;

    - Participants in the Plan may make optional cash payments of up to Cdn. $10,000 or U.S. $7,000 per quarter to purchase additional common shares at 100% of the weighted average purchase price or, at TransCanada's option, at 100% of the Average Market Price;

    - Optional cash payments may be made at any time, but only those payments received at least three (3) business days prior to the dividend payment date will be applied to the purchase of additional common shares for such dividend payment date. As neither the Trustee nor the Corporation pay interest on these funds, participants are advised to post-date their cheque to the next common share dividend payment date;

    - Participants are not required to pay brokerage commissions or any other costs associated with the Plan; and

    - Full investment of all funds is possible since fractional shares are also credited to the participant's account.

Statements of Account are mailed to participants each quarter detailing the investments made on their behalf.

PURPOSE

The Plan allows eligible holders of common shares of the Corporation and holders of preferred shares of TCPL, provided such preferred shareholders are eligible under securities law to participate in the Plan, to purchase common shares of the Corporation by reinvesting their cash dividends and/or by making optional cash payments.

PARTICIPATION

Except as described below, a registered holder of common shares of the Corporation or registered holder of preferred shares of TCPL, provided such preferred shareholders are permitted under securities law to participate in the Plan, is eligible to join the Plan at any time by completing an Authorization Form and sending it to Computershare Trust Company of Canada (the "Trustee"). Beneficial owners of such common and/or preferred shares whose shares are not registered in their own names may, in accordance with the provisions set forth above, participate in the Plan after having their shares transferred into their own names. An owner whose shares are held in a specific segregated registered account, such as a numbered account with a bank, trust company or broker, may direct that company to enroll such account in the Plan with respect to those shares. Once a shareholder has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan.

Under the terms of the Plan, shareholders may:

    (a) direct the Trustee to reinvest cash dividends on all of their common shares of the Corporation and/or preferred shares of TCPL, provided such preferred shareholders are eligible under securities law to participate in the Plan, registered in a particular name or manner in additional common shares of the Corporation; and/or

    (b) direct the Trustee to invest optional cash payments in additional common shares of the Corporation.

A registered holder shall become a participant in the Plan with regard to the reinvestment of dividends as of the first dividend record date following receipt by the Trustee of a properly completed Authorization Form. If the Trustee receives an Authorization Form after the record date for a particular dividend, that dividend will be paid to the shareholder in the usual manner and participation in the Plan with regard to dividends will commence with the next dividend record date. Dividend record dates for the Corporation's common shares and TCPL's preferred shares are generally the last business day of each of March, June, September and December.

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A registered holder shall become a participant in the Plan with regard to optional cash payments as of the first common share dividend payment date following receipt by the Trustee of a payment and a properly completed Authorization Form. Optional cash payments under the Plan are to be made to the Corporation and may not be less than Cdn. $50 or U.S. $35 per remittance and may not exceed an aggregate of Cdn. $10,000 or U.S. $7,000 in any quarter.

Future payments may be made by any participant in the Plan by forwarding a cheque, money order, or bank draft to the Trustee, in Canadian or United States dollars, payable to TransCanada Corporation, together with an Optional Cash Payment Form. This form is attached to each quarterly Statement of Account. Optional cash payments may be made at any time, but only those payments received at least three (3) business days prior to a common share dividend payment date will be applied to the purchase of additional common shares. Payments received after such date will be held by the Trustee for investment on the next common share dividend payment date.

Because neither the Trustee nor the Corporation pays interest on these funds, participants are advised to provide a cheque post-dated to the next common share dividend payment date. The dividend payment dates are generally the last business day of each of January, April, July and October.

There is no obligation to make an optional cash payment, and the amount (subject to the limits stipulated above) may vary from time to time.

Participants should note that common shares of the Corporation acquired outside of the Plan are not automatically enrolled in the Plan. Participants purchasing additional common shares outside of the Plan are advised to contact the Trustee if these shares are to be enrolled in the Plan.

It has come to the Corporation's attention that certain investment dealers may acquire substantial amounts of the Corporation's common shares prior to the dividend record date solely for the purpose of exploiting the arbitrage opportunities which may result from the operation of the Plan. The Corporation reserves the right to deny access to the Plan to any such investment dealer or other shareholder.

METHOD OF PURCHASE

Cash dividends payable on the common and/or preferred shares, which are eligible to be registered in the Plan, less any applicable withholding tax, will be applied automatically on each dividend payment date to the purchase of common shares of the Corporation. Common shares will also be acquired with the cash dividends from common shares accumulated in the participant's account.

Optional cash payments to the Plan will be applied to the purchase of common shares of the Corporation on the common share dividend payment date following receipt of such payment.

A participant's account will be credited with the number of common shares of the Corporation, including fractional shares computed to four decimal places, which is equal to the amounts to be invested for such participant divided by the applicable purchase price.

Full investment of funds under the Plan is possible because fractions of common shares as well as whole common shares are credited to participants' accounts. The rounding of any fractional interest is determined by the Trustee using such methods as it deems appropriate in the circumstances.

Common shares issued pursuant to the Plan will initially be registered in the name of Computershare Trust Company of Canada, as Trustee for the participants, and will be held by the Plan Trustee in an account in the participant's name. If Computershare Trust Company of Canada ceases to act as the Trustee under the Plan, another trustee will be designated by the Corporation.

PRICE OF ADDITIONAL COMMON SHARES

The price of additional common shares of the Corporation purchased with reinvested dividends will be 100% of the weighted average purchase price on the Toronto Stock Exchange excluding brokerage commissions of all the common shares purchased on behalf of participants on the investment date. At its option, the Corporation may instead issue the additional common shares of the Corporation from treasury at 100% of the Average Market Price or, if determined by the Board of Directors, at a discount of up to 5% of the Average Market Price. If the discount is applicable, TransCanada will announce by way of news release and/or in dividend announcements whether common shares of the Corporation purchased under the Plan will be issued from treasury and the amount of discount percentage applicable.

The price of additional common shares of the Corporation purchased with optional cash payments will be 100% of the weighted average purchase price on the Toronto Stock Exchange excluding brokerage commissions of all the common shares purchased on behalf of participants on the investment date. At its option, the Corporation may instead issue the additional common shares of the Corporation from treasury at 100% of the Average
Market Price.

For these purposes, the Average Market Price will be the weighted average price of all common shares of the Corporation traded on the Toronto Stock Exchange on the twenty (20) trading days preceding the applicable dividend payment date.

COSTS

There are no brokerage commissions payable for common shares purchased from the Corporation under the Plan. In addition, the Corporation pays all administrative costs of the Plan.

STATEMENTS OF ACCOUNT

The Trustee will maintain an account for each participant in the Plan. A Statement of Account will be mailed by the Trustee to each participant approximately three (3) weeks after each quarterly investment. This statement will set out the amount of cash dividends paid on the participant's common shares and if applicable, preferred shares, for the quarter, the total amount of any optional cash payments received from the participant during the quarter, the number of additional common shares purchased through the Plan for the quarter, the date(s) of these purchases, the applicable purchase price(s) per share and the updated total number of common shares being held for the participant in the Plan. These statements are a participant's continuing record of the cost of purchases and should be kept for tax purposes. In addition, each participant will receive the appropriate information annually for reporting dividends for tax purposes.

SHARE CERTIFICATES

Generally, certificates for common shares purchased through the Plan will be held for participants and reported on the quarterly Statement of Account. This service protects against loss, theft or destruction of share certificates. Participants who require a share certificate but who do not wish to terminate participation in the Plan may obtain a certificate for any number of whole common shares held in their account by written request to the Trustee. A certificate will not be issued for a fraction of a share.

Plan accounts are maintained in the names in which certificates were registered with the Corporation at the time the participant enrolled in the Plan. Consequently, certificates for whole common shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Shares being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant. A participant who wishes to pledge, sell or otherwise dispose of such shares must request that a certificate for the required number of shares be issued before such action may be taken. Certificates will generally be issued to participants within three (3) weeks of receipt by the Trustee of a participant's written request. Both the new certificated shares and the shares remaining in a participant's account will continue to receive dividend reinvestment.

TERMINATION OF PARTICIPATION

Participation in the Plan may be terminated by written notice to the Trustee signed by the registered holder or his/her agent. If such notice is not signed by the registered holder, sufficient evidence of another's authority to act on behalf of the registered holder must be supplied. If notice of termination is not received by the Trustee at least three (3) business days before a common share dividend record date, settlement of the participant's account will not commence until after the next investment has been completed.

Generally, a termination will be processed within three (3) weeks of receipt by the Trustee of a written request for termination or within three (3) weeks after a payment date. The Trustee does not sell shares or provide cash for any whole common shares held for participants.

When a participant terminates participation in the Plan or when the Plan is terminated by the Corporation, the participant will receive a certificate for the whole common shares held in the participant's account, a cash payment for any fraction of a common share and the return of any uninvested optional cash payments. The cash payment for any fraction of a common share will be based on the Average Market Price for the immediately preceding investment date.

Participation in the Plan will be terminated upon receipt by the Trustee of evidence of the death of a participant. In such case, a certificate for the whole common shares in the participant's account will be issued in the name of the deceased participant along with a cash payment for any fraction of a common share in the account and the return of any uninvested optional cash payments. Requests for issuance of a certificate and/or a cash payment for a fractional share in the name of an estate must be accompanied by appropriate documentation.

After termination of participation in the Plan, all cash dividends will be paid to the shareholder in cash.

DISPOSITION OF SHARES HELD IN CERTIFICATE FORM

Shareholders may have shares in the Plan which are held in certificate form (see "Share Certificates"). If a participant sells or transfers any of their shares held in certificate form that are enrolled in the Plan, the Participant's enrollment in the Plan will, solely in respect of any such sold or transferred shares, be terminated effective on the date of sale or transfer. Certificated shares still held by such participant and non certificated shares registered in the Plan will not be affected by any such transfer or sale and will continue to have its dividends reinvested in the Plan.

RIGHTS OFFERINGS

If the Corporation makes available to its registered holders of common shares any rights to subscribe for additional shares or other securities, rights certificates will be forwarded to participants in the Plan in proportion to the number of whole common shares being held for them. Such rights will not be made available for any fraction of a share held for a participant.

STOCK DIVIDENDS AND STOCK SPLITS

With respect to any common shares held for a participant in the Plan which are not in certificate form, any stock dividends (other than stock dividends paid as a result of participation in a stock dividend plan) and any common shares resulting from a stock split will be credited to the participant's account based upon the number of whole and fractional shares being so held for the participant in the Plan. In connection with common shares held in certificate form by a Plan participant, certificates for common shares resulting from such a stock dividend or stock split on common shares will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

SHARE VOTING

Whole common shares held for a participant's account under the Plan are voted in the same manner as common shares held in certificate form, either by proxy or by the participant in person. Shares for which instructions are not received will not be voted.

RESPONSIBILITIES OF THE CORPORATION AND THE TRUSTEE

Neither the Corporation nor the Trustee shall be liable for any act undertaken or omitted in good faith, or have any duties, responsibilities or liabilities except as are expressly set forth in the Plan or are required by law.

In particular, the Corporation and the Trustee must comply with all applicable laws now or hereafter in force, which may impose a duty to permit any properly authorized party to have access to and examine and make copies of any records relating to the Plan.

Participants should recognize that neither the Corporation nor the Trustee can assure a profit or protect against a loss on common shares purchased under the Plan.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect which would prejudice the interests of participants. Participants will be sent written notice of any such amendment, suspension or termination. If the Plan is terminated by the Corporation, participants will receive a certificate for whole common shares being held for them, a cash payment for any fraction of a common share and the return of any uninvested optional cash payments.

NOTICES

All notices required to be given to a participant in the Plan will be mailed to the participant at the most recent address shown on the records of the Trustee.

All communications to the Trustee and requests for forms or information regarding the Plan should be directed to:

    Computershare Trust Company of Canada
    Stock Transfer Services/DRS Department
    100 University Avenue
    9th Floor
    Toronto, Ontario, CANADA
    M5J 2Y1
    Toll-free: 1-(800)-564-6253
    Fax: 1-(888)-453-0330
        1-(416)-263-9394

    Email: caregistry@computershare.com

TAX CONSIDERATIONS

The following is a general description of the Canadian income tax issues affecting participants in the Plan based on the laws and administrative policies in effect on June 17, 2003.

Shareholders should consult tax advisors in their country of residence about the tax consequences which will result from their participation in the Plan.

RESIDENTS OF CANADA

Under the Income Tax Act (Canada) and the Taxation Act (Quebec), the cost of the common shares acquired pursuant to this Plan will equal the amount paid namely, 100% of the Average Market Price for common shares purchased.

These Acts also require that the cost of all common shares acquired after 1971 be averaged.

The fact that dividends are reinvested pursuant to the Plan does not affect the tax payable on such dividends by participants. All dividends reinvested by an individual will be included in a participant's income and will be subject to the gross-up and dividend tax credit rules. Private corporations and certain other corporations may be subject to refundable tax on dividends so invested.

A participant will not realize any taxable income when receiving a certificate for whole common shares from the Plan whether upon request for such shares from the participant's account, upon termination of participation by the participant or upon termination of the Plan by the Corporation. However, a participant who holds shares as capital property may realize a capital gain or loss on the sale or exchange of whole common shares acquired through the Plan.

When a participant terminates participation in the Plan or when the Plan is terminated by the Corporation, the participant will receive a cash payment for fractional holdings. A deemed dividend may arise if the cash payment for a fractional share exceeds the paid-up capital in respect of such fraction and a capital gain or capital loss may also be realized in certain circumstances. The deduction of a capital loss is restricted.

The full amount of capital gains and the amount of dividends received (exclusive of the gross-up) are included in taxable income for purposes of calculating the alternative minimum tax.

NON-RESIDENTS OF CANADA

Shareholders outside of Canada may participate in the Plan if permitted by law in the jurisdiction where they reside. Dividends designated by a non-resident participant for reinvestment under the Plan will be reduced by the amount of Canadian withholding tax applicable and any other applicable withholding tax as required by law at the time the payment is made.

USE OF PROCEEDS

In the case where additional common shares of the Corporation are issued from treasury, the proceeds received by the Corporation from the issue of these common shares under the Plan will be used for general corporate purposes.

                    ADDITIONAL INFORMATION FOR RESIDENTS OF
                          THE UNITED STATES OF AMERICA

TAX CONSIDERATIONS FOR UNITED STATES CITIZENS OR RESIDENTS

The following discussion of certain Canadian and United States Federal income tax consequences of participation in the Plan by a citizen or a resident of the United States, its territories or possessions (a "U.S. Participant") is based on the applicable Canadian and United States law and regulations in effect on June 17, 2003. It is for general guidance only and does not purport to be complete. In addition, a U.S. Participant may incur United States state and local income tax consequences in addition to, and possibly differing substantially from, the Federal income tax consequences. Accordingly, a U.S. Participant should consult his own tax advisor with respect to the income tax consequences of participating in the Plan.

CANADIAN NON-RESIDENT TAX

Dividends paid to U.S. Participants with respect to their TransCanada's common share holdings and if eligible, TCPL preferred holdings, and designated for reinvestment under the Plan, will generally be reduced by Canadian withholding tax of 15% before reinvestment.

Commencing January 1, 2001, however, such dividend payment may, under the U.S. Internal Revenue Service (IRS) regulations, require us, as a foreign payer, to withhold and pay to the IRS 31% of any dividend or interest payments made as "Backup Withholding" tax. This withholding tax is in addition to the non-resident tax rate of 15% required under Canadian law and is reported on a separate form.

However, the IRS has stated that if you provide us with your correct Taxpayer Identification Number, make the proper certifications, (which may be done on Form W-9, "Request for Taxpayer Identification Number and Certification"), and report all your taxable interest and dividends on your tax return, the payment you receive from us will not be subject to the Backup Withholding tax.

Please note that if you do not complete and return Form W-9 to the Trustee, you may be subject to a financial or other penalty under Section 6723 of the Internal Revenue Code.

UNITED STATES FEDERAL TAXES

The fact that dividends are reinvested does not relieve U.S. Participants of any liability for taxes which may be payable on such dividends.

The amount to be included in a U.S. Participant's United States Federal taxable income due to dividends reinvested in the Plan is the United States dollar equivalent of the sum of:

    - the fair market value on the payment date of the common shares purchased with reinvested dividends;

    - the amount withheld for Canadian withholding tax; and

    - the amount withheld for U.S. withholding tax, as applicable.

For this purpose, the fair market value of common shares on the payment date will generally be the average of the high and low sale price for that date, as reported by the exchange on which the common shares are principally traded. A U.S. Participant may be entitled, subject to certain limitations, to a credit against United States Federal income tax for Canadian taxes withheld from such dividends. A U.S. Participant may be able to claim a deduction against United States Federal taxable income for such Canadian taxes if he or she does not elect a credit.

The tax basis for a U.S. Participant for each share or fraction of a share acquired through the dividend reinvestment option of the Plan is the fair market value of such share or fraction thereof on the date it is purchased.

Shares purchased with optional cash payments through the share purchase option of the Plan have a tax basis set at the actual purchase price per share.

The holding period for shares purchased with common or preferred share dividends or optional cash payments begins on the day following the purchase date.
U.S. Participants will not recognize any taxable income when receiving a certificate for whole shares from their account. Gain or loss will be recognized when shares received through the Plan are sold or exchanged by participants and when participants receive a cash payment from TransCanada for a fraction of a share upon termination of their account or upon termination of the Plan by TransCanada. The amount of this gain or loss will be the difference between the amount a participant receives for the shares and the tax basis for such shares. The gain or loss will be capital gain or loss assuming that the shares are held as capital assets and will be long-term if the holding period of such shares exceeds one (1) year. In the case of individuals, estates and trusts, capital gain recognized from the sale of shares held for more than one year generally will be taxed at a maximum rate of 20%.

AVAILABLE INFORMATION

TransCanada is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, TransCanada files reports and other information with the Securities and Exchange Commission (the "Commission"). Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States.

Participants may read and copy such reports and other information concerning TransCanada at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. Participants may also obtain copies of such material by sending a written request to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street,
Washington, D.C. 20549 and by paying the prescribed rates. Participants may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like TransCanada, that file electronically with the Commission. The address of that site is http://www.sec.gov. Participants may also read and copy such material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York on which exchange TransCanada's common shares are listed. TransCanada's common shares are also listed on the Toronto Stock Exchange.

TransCanada has filed a Registration Statement relating to the common shares offered by this Prospectus with the Commission. This Prospectus omits certain of the information contained in the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows TransCanada to incorporate by reference information into this Prospectus. This means that TransCanada can disclose important information to you by referring you to another document filed separately with the Commission. The information that TransCanada incorporates by reference in this Prospectus is considered to be part of this Prospectus. Because TransCanada is incorporating by reference some of its future filings with the Commission, this Prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Prospectus. The following documents, which TransCanada and TCPL have filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

    (a) TCPL's Annual Report on Form 40-F for the year ended December 31, 2002;

    (b) The following documents filed as part of TCPL's Form 6-K report on April 28, 2003:

        (i) Unaudited interim comparative consolidated financial statements of TCPL for the period ended March 31, 2003;

        (ii) Management's discussion and analysis of financial condition and results of operations of TCPL for the period ended March 31, 2003;

       (iii) U.S. GAAP reconciliation of the consolidated comparative interim unaudited financial statements of TCPL;

    (c) Management Proxy Circular (excluding the sections entitled "Composition of the Human Resources Committee", "Report on Executive Compensation", "Performance Graph" and "Corporate Governance"), filed by TCPL as part of a Form 6-K report on March 26, 2003;

    (d) TransCanada's Form 6-K report filed on May 15, 2003, reporting an arrangement between TCPL and TransCanada Corporation and TransCanada Corporation's succession to TCPL; and

    (e) The description of the common shares (and related rights under TransCanada's Shareholder Rights Plan) contained in TransCanada's Registration Statement filed on Form 8-A on May 14, 2003, including any amendment or report filed with the Commission for the purpose of updating such description.

All subsequent reports on Form 40-F and, to the extent, if any, designated therein, reports on Form 6-K filed by TransCanada with the Commission pursuant to the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus.

TransCanada will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than exhibits to such

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documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to:

TransCanada Corporation, TransCanada Tower, 450 - 1st Street S.W., Calgary, Alberta, Canada T2P 5H1, Attention: Vice-President and Corporate Secretary, Telephone Number (403) 920-2000.

ENFORCEABILITY OF CERTAIN LIABILITIES

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that TransCanada is incorporated or organized under the laws of Canada, that some or all of its officers and directors may be residents of Canada, that some or all of the experts named in the Registration Statement may be residents of Canada and that all or a substantial portion of the assets of TransCanada and said persons may be located outside the United States.

As a result, it may be difficult for shareholders to effect service of process within the United States upon the directors, officers and experts who are not residents of the United States, or to enforce or recover upon judgments against such persons and TransCanada of courts of the United States predicated upon civil liability provisions of the United States federal securities laws. TransCanada believes that judgments predicated solely upon civil liability provisions of the United States federal securities laws against such persons would be enforceable if such judgments otherwise met the requirements for enforcement of a foreign judgment in Canada and that original actions predicated solely upon United States federal securities laws may be brought against TransCanada or against any of its directors, officers or experts, who are not residents of the United States, in a court of competent jurisdiction in Canada if the court is satisfied that the United States is the LEX LOCI DELICTI
(i.e., the place of the wrong) for such claim.

EXPERTS

The consolidated financial statements included in TCPL's Annual Report on Form 40-F for the fiscal year ended December 31, 2002 have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of said firm as experts in auditing and accounting.

To the extent that KPMG LLP or another firm of independent chartered accountants audits and reports on financial statements of TransCanada issued at future dates, and consents to the use of their report thereon, such

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financial statements also will be incorporated by reference in this Prospectus in reliance upon their report and upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common shares offered pursuant to this Prospectus will be passed on for TransCanada by Albrecht W.A. Bellstedt, Executive Vice-President, Law and General Counsel of TransCanada.

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